Legal Opinion                                                                                                                                                                   Exhibit 5

January 3, 2002

National Service Industries, Inc..
1420 Peachtree Street, N.E.
Atlanta, Georgia 30309

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for National Service Industries, Inc., a Delaware corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company’s proposed offer and sale of up to 75,000 additional shares of the common stock, $1.00 par value (the "Common Stock"), pursuant to the AECO Employees’ 401(k) Retirement and Savings Plan (the "Plan") .

In such capacity, I have examined the certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of shares of Common Stock as I have deemed relevant under the circumstances.

Based on and subject to the foregoing, it is my opinion that the Plan and the proposed offer and sale thereunder of up to 75,000 additional shares of Common Stock, have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely,

/s/ Carol Ellis Morgan
 Carol Ellis Morgan, Esq.